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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Emulex Corporation:

We consent to incorporation by reference in the registration statements (Nos. 2-89162, 33-40959 and 33-44484) on Form S-8 of Emulex Corporation of our report dated August 4, 2000, relating to the consolidated balance sheets of Emulex Corporation and subsidiaries as of July 2, 2000 and June 27, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 2, 2000, and the related schedule, which report appears in the July 2, 2000 annual report on Form 10-K of Emulex Corporation.


                                                   KPMG LLP


Orange County, California
September 15, 2000